WRITTEN CONSENT OF THE STOCKHOLDERS
OF
TIMIOS NATIONAL CORPORATION

THE UNDERSIGNED, being the holder of a majority of the outstanding shares ("**Stockholders**") of Timios National Corporation, a Delaware corporation (the "**Corporation**"), acting by written consent without a meeting pursuant to Section 228 of the Delaware General Corporation Law ("**DGCL**"), do hereby consent to and adopt the following resolutions and direct that this Consent be filed with the records of the Corporation:

WHEREAS, Section 1.8 of the Corporation's By-laws permit the stockholders of the Corporation to take action required or permitted by them without a meeting;

WHEREAS, Section 141(k) of the DGCL provides that a director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors;

WHEREAS, Section 4.2 of the Corporation's By-laws permit the removal of a director from the Board of Directors, with or without cause, by the holders of the majority of shares entitled at the time to vote at an election of directors;

WHEREAS, the Stockholders own no less than the majority of the Corporation's issued and outstanding shares;

WHEREAS, the Board of Directors of the Corporation is comprised of three directors;

WHEREAS, there are two directors serving on the Board of Directors of the Corporation at this time, namely C. Thomas McMillen and Trevor Stoffer;

WHEREAS, the Stockholders deem it advisable and in the best interest of the Corporation to remove C. Thomas McMillen and Trevor Stoffer as directors of the Corporation; and

WHEREAS, the Stockholders deem it advisable and in the best interest of the Corporation to appoint Trevor Stoffer, George O'Leary and John J. McGlynn III as directors of the Corporation.

NOW. THEREFORE, BE IT RESOLVED, that the following persons are hereby

removed as directors of the Corporation effective immediately:

C. Thomas McMillen
Trevor Stoffer

FURTHER RESOLVED, that, effective immediately upon the removal of the directors set forth above, the following named persons be and hereby are elected to the Board of Directors of the Corporation to fill the vacancies on the Board of Directors of the Corporation left by such removals, to serve until the next annual meeting of the stockholders of the Corporation, until their respective successors shall have been elected and shall have been qualified or until their earlier resignation or removal:

Director:	Trevor Stoffer
Director:	George O'Leary
Director:	John J. McGlynn III

FURTHER RESOLVED, that Trevor Stoffer in his capacity as the Chief Operating Officer of the Corporation is hereby authorized, empowered and directed to take all steps and do all acts and things, including, without limitation, the preparation, execution and delivery of any securities filings, documents, agreements, certificates or instruments as he may deem necessary or appropriate to effect the purposes and intents of the foregoing recitals and resolutions and the actions contemplated thereby, each to be in form and content acceptable to him, and the approval of the Corporation being conclusively evidenced by his execution and delivery thereof.

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IN WITNESS WHEREOF, the undersigned have executed this Written Consent as of the date set forth below.

YA Global Investments, L.P.,
a Cayman Islands exempt limited partnership

By: Yorkville Advisors, LLC
Its: Investment Manager

By: ______________________
Name: David Gonzalez
Its: General Counsel and Authorized Representative

Date: February 4, 2014

Being the holder of a majority of the outstanding shares of the Corporation